Yuhe International Raises Net Income Guidance for Fiscal Year 2010

Weifang, Shandong Province, P.R.C. December 15, 2010 - Yuhe International, Inc. (NASDAQ: YUII) (“Yuhe” or “the Company”), a leading supplier of day-old chicken raised for meat production, or broilers, in the People's Republic of China (“PRC”), today announced that the Company has raised its net income guidance for fiscal year 2010, ending December 31, 2010.

The Company raised its net income guidance for fiscal year 2010 to $18.5 million, up from previously announced $17 million. The raised guidance represents growth in net income of 44.5% as compared with fiscal year 2009. The Company expects the production volume of day-old broilers to be 145 million heads for fiscal year 2010, slightly down for 0.5% from previously expected 150 million day-old broilers. The updated guidance does not take into account of the impact of any potential acquisitions.

"The upward adjustment to our net income guidance was mainly due to an increase in average selling prices of the day-old broilers, which have exceeded our initial expectations,” commented Mr. Zhentao Gao, Chairman and CEO of Yuhe. “The day-old broiler prices have stayed in high range from the third quarter of this year, and is still gaining upward momentum going into December. As one of the largest suppliers of day-old broilers in China, we are highly confident that the favorable supply and demand dynamic in the day-old broiler market will continue to support high unit selling prices throughout and beyond 2010, allowing us to reach our updated financial guidance for the fiscal year 2010,” concluded Mr. Gao.

About Yuhe International, Inc.
Yuhe International Inc. is one of the largest day-old broiler producers in China. Founded in 1996, the Company operates in the middle of the commercial broiler chicken supply chain, where it purchases parent breeding stock from breeder farms, raises them to produce hatching eggs, and hatches the eggs to live day-old broilers, which are then sold through 38 distributors to its end-users, such as integrated chicken companies and broiler raisers. Headquartered in Weifang, Shandong province, the Company has two operational subsidiaries, Weifang Yuhe Poultry Co. Ltd. and Weifang Taihong Feed Co. Ltd., the latter of which largely supplies the Company's internal demand for chicken feed. Currently, the Company has approximately 1400 employees with 33 breeding farms and 3 hatchery facilities. Approximately 90% of the Company’s current sales are in the Shandong province with a customer base across 10 Provinces in China. The Company has passed ISO9001 certification and operates imported state-of-the-art equipment, adhering to the international standards of operation. For more information on the Company and its products, please visit http://www.yuhepoultry.com.

Yuhe International Inc.	Page 2
December 15, 2010

Cautionary Statement
This press release contains forward-looking statements concerning the Company’s business, products and financial results. The Company’s actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, and various other factors beyond the Company’s control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. The Company undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

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Contact Information: Yuhe International Inc. www.yuhepoultry.com
Ms. Serena Wu Investor Relations +1 (646) 502-8625 Email: serena.wu@yuhepoultry.com Mr. Vincent Hu Chief Financial Officer
Email: vincent.hu@yuhepoultry.com